news release

GODADDY COMPLETES ACQUISITION OF HOST EUROPE GROUP

SCOTTSDALE, Ariz., April 3, 2017 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY), the world’s largest cloud platform dedicated to small, independent ventures, today announced the completion of its acquisition of Host Europe Group (HEG). GoDaddy is now a market leader in Europe for small business cloud services.

“GoDaddy and HEG share a common mission of helping people turn their ideas into reality by building powerful online identities,” said GoDaddy CEO Blake Irving. “GoDaddy’s unique combination of innovative products, a global technology platform and empathetic customer care, combined with HEG’s business creates enormous potential. Together, we’ll make cloud services easier to access and use by small businesses and enable entrepreneurs and web professionals to successfully start and grow their ventures online.”

GoDaddy now has more than 16 million global customers in over 125 countries.

About GoDaddy
GoDaddy powers the world’s largest cloud platform dedicated to small, independent ventures. With more than 16 million customers worldwide and more than 70 million domain names under management, GoDaddy is the place people come to name their idea, build a professional website, attract customers and manage their work. Our mission is to give our customers the tools, insights and the people to transform their ideas and personal initiative into success. To learn more about the company, visit www.GoDaddy.com.
Source: GoDaddy Inc.

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Media Contact: Karen Tillman Chief Communications Officer ktillman@godaddy.com	Investor Contact: Marta Nichols Vice President, Investor Relations investors@godaddy.com

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